Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT:	Lisa Palmer
(904) 598-7636

REGENCY CENTERS REPORTS FIRST QUARTER RESULTS

Jacksonville, Fla. (May 3, 2006) — Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2006.

Funds From Operations (FFO) for the first quarter were $58.8 million, or $0.85 per diluted share, compared to $57.3 million and $0.89 per diluted share for the same period last year. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $65.9 million, or $0.97 per diluted share, compared to $34.7 million and $0.55 per diluted share for the same period last year, a per share increase of 76%. Gain on the sale of operating properties drove the increase, at $38.8 million for the quarter versus $1.6 million in the prior year.

Portfolio Results

At March 31, 2006, Regency’s total assets before depreciation were $4.0 billion. The Company owned 386 shopping centers and single tenant properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 50.4 million square feet.

At quarter end, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.8%

•	Same store rental rate growth on a cash basis: 10.6%

•	Percent leased (operating properties only): 95.1%

•	Leasing transactions for the year: 444 new and renewal lease transactions for a total of 2.0 million square feet

Capital Recycling and Joint Ventures

During the first quarter Regency sold four wholly-owned operating properties at an average cap rate of 7.0% and a combined gross sales price of $72.0 million. Four joint venture operating properties were sold at an average cap rate of 8.1%. The gross sales price was $44.3 million with Regency’s share being $11.1 million. Regency also sold 11 outparcels for total proceeds of $14.5 million during the quarter.

During the quarter Macquarie CountryWide Trust purchased an additional 10.05% interest in the Macquarie CountryWide-Regency II joint venture, reducing Regency’s ownership interest in the venture to 24.95% from 35%. Macquarie CountryWide’s purchase price for the 10.05% interest was $270 million and is on the same terms and conditions as the original purchase agreement related to the First Washington Portfolio.

In the first quarter, the Regency-CalSTRS joint venture acquired Apple Valley Square, an 185,000 square foot center in Minneapolis, MN, for $25.9 million. Subsequent to quarter end, Regency purchased Twin City Plaza, a 286,000 square foot Shaw’s-anchored community center in Boston, using 1031 proceeds.

Development

As of March 31, 2006 the Company had 39 properties under development for an estimated total net investment at completion of $742 million. The expected return on these in-process developments is 9.5%. The in-process developments are 46% funded and 77% leased and committed, including tenant-owned GLA.

Capital Markets

During the quarter Regency entered into forward starting swap transactions having notional amounts totaling $396.7 million to hedge $200 million of ten-year fixed rate financing expected to occur in 2010 and $200 million of ten-year fixed rate financing expected to occur in 2011. The final effective rates are expected to be approximately 6.0%.

Dividend

On May 3, 2006, the Board of Directors declared a quarterly cash dividend of $0.595 per share, payable on May 31, 2006 to shareholders of record on May 17, 2006. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on June 30, 2006 to shareholders of record on June 1, 2006; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on June 30, 2006 to shareholders of record on June 1, 2006; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on June 30, 2006 to shareholders of record on June 1, 2006.

Conference Call

In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 4, 2006 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its first quarter 2006 supplemental information package that may help investors estimate earnings for 2006. A copy of the Company’s first quarter 2006 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2006. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

For the Periods Ended March 31, 2006 and 2005

	Three Months Ended
	2006	2005
Funds From Operations:
Net income for common stockholders	$65,855,646	34,685,762
Add (Less):
Depreciation expense - consolidated properties	17,953,217	17,945,952
Depreciation expense - unconsolidated joint ventures	11,306,203	2,561,522
Less: consolidated JV partner’s share of depreciation	(57,660)	(48,261)
Amortization of leasing commissions and intangibles	2,673,529	2,804,738
(Gain) on sale of operating properties	(40,113,730)	(1,535,526)
Minority interest of exchangeable partnership units	1,180,054	862,641
Funds From Operations	$58,797,259	57,276,828

Dividends assumed on treasury method shares	(342,245)	(325,955)

Funds From Operations for calculating Diluted FFO per Share	$58,455,014	56,950,873

Weighted Average Shares For Diluted FFO per Share	69,039,670	63,992,017

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. At March 31, 2006, the Company owned 386 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 50.4 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 147 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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